www.TractorSupply.com

TRACTOR SUPPLY COMPANY DECLARES QUARTERLY DIVIDEND

BRENTWOOD, Tenn., August 7, 2025 – Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States (the “Company”), today announced that its Board of Directors declared a quarterly cash dividend of $0.23 per share of the Company’s common stock.

The dividend will be paid on September 9, 2025, to stockholders of record of the Company’s common stock as of the close of business on August 25, 2025.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 296 on the Fortune 500. The Company’s more than 52,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As part of the Company’s commitment to caring for animals of all kinds, Tractor Supply is proud to include Petsense by Tractor Supply, a pet specialty retailer, and Allivet, a leading online pet pharmacy, in its family of brands. Together, Tractor Supply is able to provide comprehensive solutions for pet care, livestock wellness and rural living, ensuring customers and their animals thrive. From its stores to the customer’s doorstep, Tractor Supply is here to serve and support Life Out Here.

As of June 28, 2025, the Company operated 2,335 Tractor Supply stores in 49 states and 207 Petsense by Tractor Supply stores in 23 states. For more information, visit www.tractorsupply.com and www.Petsense.com.

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Contacts:
Mary Winn Pilkington (615) 440-4212
Rena Clayton Rolfe (615) 647-1561

investorrelations@tractorsupply.com